EXHIBIT 99.1

               EXPRESS SCRIPTS FOURTH QUARTER EPS RISES 30 PERCENT VALUERX INTEGRATION GOALS ACHIEVED AS COMPANY PREPARES TO ADD DPS

     ST. LOUIS, FEBRUARY 16, 1999--Express Scripts, Inc. (NASD: ESRX) today reported that fourth quarter 1998 net income grew by 31.8 percent to $11.9 million from $9.0 million in the fourth quarter of 1997, and earnings per share rose 29.6 percent, to 35 cents per share from 27 cents per share, on a diluted basis.

     For the year ended December 31, 1998, Express Scripts earned $43.7 million or $1.30 per share on a diluted basis, excluding a previously announced one time charge related to the restructuring of its managed vision business. Compared with $33.4 million or $1.01 per share on a diluted basis in 1997, this represents an annual increase of 30.8 percent in net income and a 28.7 percent increase in diluted earnings per share.

     The operations of ValueRx and internal growth fueled increases in fourth quarter operating income, which more than doubled to $26.6 million from $13.0 million in the same period of 1997.

     Operating income for the year 1998 was $89.2 million, an 82.7 percent increase over $48.9 million in 1997. Through year-end 1998, the contributions to operating income by ValueRx following its acquisition on April 1, 1998 were partially offset by planned integration costs.

     On February 9, 1999, the company announced that it had signed a definitive agreement to acquire Diversified Pharmaceutical Services, Inc. (DPS), a
subsidiary  of  SmithKline   Beecham  (NYSE:  SBH).  Express  Scripts  will  pay
SmithKline $700 million in cash. The transaction will be accounted for as a purchase and is anticipated to be non-dilutive to Express Scripts' earnings in 1999, and accretive to earnings thereafter.

     "We are pleased to announce strong 1998 earnings growth consistent with our past years' performance, following last week's announcement that we are going to purchase DPS," said Barrett Toan, Express Scripts president and chief executive officer. "The addition of DPS to the Express Scripts / ValueRx family solidifies our position in the top ranks of the pharmacy benefits management industry. The acquisition allows us to be an even more responsive partner to our clients, provides a greater value to members and opens the door to additional marketing opportunities."

     The combination of Express Scripts and DPS creates the third largest pharmacy benefit manager in the U.S., managing nearly $10.0 billion in annual drug spending, and the largest PBM independent of pharmaceutical manufacturer or drug store chain ownership. DPS currently provides pharmacy benefit management services to approximately 23.5 million members, of which 10.5 million are members of UnitedHealth Group (UHG) plans served under a contract that expires in May, 2000. Upon consummation of this transaction and prior to the expiration of the UHG contract, Express Scripts will provide pharmacy benefit management services to more than 47 million members.

     "Having achieved our targeted integration goals to date with ValueRx, we look forward to bringing DPS on board. We hope to complete the transaction during the second quarter of 1998. The ValueRx and DPS acquisitions represent key drivers as we execute our four point growth strategy: creating new sales to new clients; selling new products to existing customers; making strategic acquisitions and alliances; and achieving operating economies," Toan said.

INTEGRATION  GOALS  ACHIEVED

     Integration of Express Scripts and ValueRx computer applications and consolidation of computer platform goals for the fourth quarter have been met, and the company introduced a new sales and marketing program for enhanced integrated PBM services. The company's pharmacy networks, call centers, organization charts and employee benefit programs have all been merged, and information systems integration completed during the quarter enables common processing of all claims.

     "The acquisition of ValueRx brought important system components to the company and we are continuing to work on the integration of all our computer processes to enhance our current capabilities. Our original systems integration plan, which was a 24 month plan, is on track and positions us to evaluate and integrate attractive aspects of the DPS information system in a timely manner," said Toan.

     "Moving into 1999, we have inaugurated a new sales and marketing program for enhanced PBM services," Toan said. "The program showcases how Express Scripts / ValueRx, as a consultative partner, applies its industry leading clinical pharmacy expertise and technology focused customer service to help our clients meet the challenges of rising drug costs and usage. The strong clinical systems and services provided by DPS will further strengthen the value proposition we offer to our customers and members."

ENROLLMENT SHOWS SOLID GROWTH

     Reflecting the addition of new plans at January 1, 1999, membership grew to
23.5 million, a net increase of approximately 700,000 pharmacy benefit covered lives over 22.8 million on October 1, 1998.

     Among the larger groups added in the fourth quarter of 1998 were 640,000 Canadian Inuits and Indians enrolled as of December 1, 1998. This increased the company's business in its Canadian unit, ESI Canada, by more than 65 percent.

     Additionally, the company was recently informed of the renewal of its contract to serve the State of New York Empire Plan Prescription Drug Program through a subcontracting relationship with CIGNA HealthCare, which was effective January 1, 1999, for five years. This plan represents approximately 700,000 lives served from Express Scripts' Troy, New York, facility and is one of the company's largest clients.

     On February 1, 1999, the company announced a three-and-a-half-year contract with Blue Cross and Blue Shield of Massachusetts (BCBSMA) which will cover approximately 1.2 million members to be implemented during 1999. As part of this relationship, Express Scripts / ValueRx will provide retail and mail pharmacy services, claims processing, clinical management support and other related services.

ADVANCED PHARMACY BENEFIT PROGRAMS ADD VALUE

     As part of its fully integrated PBM services, the company continues to offer clients advanced pharmacy benefits and clinical management expertise through Express TherapeuticsSM, Express PreferenceSM, and Practice Patterns Science programs, as well as non-PBM services such as infusion therapy services, sold through the company's home infusion therapy subsidiary, IVTx, Inc. The advanced PBM services continue to contribute to the company's fully-integrated PBM revenue, while infusion therapy services continue to contribute to the company's overall revenue. The inclusion of ValueRx and future DPS book of business, enhances the company's ability to provide fully-integrated PBM services, as well as its non-PBM services.

REVENUES AND CASH FLOWS CONTINUE SOLID GROWTH

     In the fourth quarter of 1998, net revenues were $838.8 million, a 140.9 percent increase over $348.2 million in the same period of 1997. For the year 1998, net revenues, which include the contributions from ValueRx in the second through fourth quarters, were $2.8 billion, a 129.6 percent increase from $1.2 billion in 1997.

     The cost of revenues for the fourth quarter of 1998 increased 142.4 percent to $764.4 million, compared with $315.4 million for the fourth quarter of 1997. For the year 1998, the cost of revenues was $2.6 billion, a 131.0 percent increase compared with $1.1 billion in 1997.

     Continued strong positive cash flows resulted in cash and cash equivalents of $122.6 million at December 31, 1998, a 21.3 percent increase from $101.1 million at September 30, 1998.

     Express Scripts, Inc., is the nation's leading independent full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts currently manages approximately $5.0 billion in annualized drug spending.

     The company provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services, which include provider profiling and outcome assessments, through its Practice Pattern Science, Inc. subsidiary, and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its IVTx subsidiary and distribution services through its Specialty Distribution division.

     Express Scripts is headquartered in St. Louis, Missouri and has additional major sites in Minneapolis, Minnesota; Bensalem, Pennsylvania; Albuquerque, New Mexico; Tempe, Arizona; Troy, New York; and Farmington Hills, Michigan. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM.

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. The company's actual results may differ significantly from those projected or suggested in any forward-looking statements. Certain factors relating to the announced acquisition of DPS that might cause such a difference to occur include, but are not limited to, the loss of major clients of DPS, including UnitedHealth Group, whose contract expires in May, 2000 and which accounts for approximately 44 percent of DPS's total membership; higher than expected costs in integrating and operating the combined company; and risks inherent in refinancing the bridge loan facility that is anticipated to be used to finance the acquisition.

     Other general factors that may impact these forward-looking statements include heightened competition; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the company to consummate contract negotiations with prospective clients; competition in the bidding and proposal process; adverse results in certain litigation and regulatory matters; lower than expected sales and revenue growth; the adoption of adverse legislation or a change in the interpretation of existing legislation or regulations; risks associated with the development of new products; risks associated with the "Year 2000" issue, including the ability of the company to successfully convert its information systems and its non-information systems, and the ability of its vendors/trading partners to successfully convert their systems to accommodate dates beyond December 31, 1999; and other risks described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables Follow

                              EXPRESS SCRIPTS, INC.
                             STATEMENT OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)

                                             THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                                DECEMBER 31,                                DECEMBER 31,
                                           ------------------------                  ---------------------------
                                              1998         1997          % Change        1998           1997       % Change
                                           -----------   ----------                  -------------   -----------

Net revenues                                 $838,784     $348,192       140.90%       $2,824,872    $1,230,634     129.55%
                                           -----------   ----------                  -------------   -----------

Cost and expenses:
  Cost of revenues                            764,403      315,373       142.38%        2,584,997     1,119,167     130.98%
  Selling, general & administrative            47,745       19,828       140.80%          148,990        62,617     137.94%
  Corporate restructuring expenses                  -            -            nm            1,651                        nm
                                                                                                              -
                                           -----------   ----------                  -------------   -----------
                                              812,148      335,201       142.29%        2,735,638     1,181,784     131.48%
                                           -----------   ----------                  -------------   -----------
Operating income                               26,636       12,991       105.03%           89,234        48,850      82.67%
                                           -----------   ----------                  -------------   -----------
Other income (expense):
  Interest income                               1,553        1,910       -18.69%            7,236         6,081      18.99%
  Interest expense                            (6,437)        (160)            nm         (20,230)         (225)          nm
                                           -----------   ----------                  -------------   -----------
                                              (4,884)        1,750      -379.09%         (12,994)         5,856    -321.89%
                                           -----------   ----------                  -------------   -----------
Income before income taxes                     21,752       14,741        47.56%           76,240        54,706      39.36%
Provision for income taxes                      9,828        5,697        72.51%           33,566        21,277      57.76%
                                           ===========   ==========                  =============   ===========
Net income                                    $11,924       $9,044        31.84%          $42,674       $33,429      27.66%
                                           ===========   ==========                  =============   ===========

Basic earnings per share                        $0.36        $0.27        33.33%            $1.29         $1.02      26.47%
                                           ===========   ==========                  =============   ===========

Weighted average number of common shares
outstanding during the period - Basic EPS     33,145       32,978         0.51%           33,105        32,713       1.20%
                                           ===========   ==========                  =============   ===========

Diluted earnings per share                      $0.35        $0.27        29.63%            $1.27         $1.01      25.74%
                                           ===========   ==========                  =============   ===========

Weighted average number of common shares
outstanding during the period - Diluted EPS    33,887       33,412         1.42%           33,698        33,122       1.74%
                                           ===========   ==========                  =============   ===========

nm -  Not meaningful


                              NON-FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
                                   (UNAUDITED)

                                             THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                                DECEMBER 31,                                DECEMBER 31,
                                           ------------------------                  ---------------------------
                                              1998         1997          % Change        1998           1997       % Change
                                           -----------   ----------    ---------------------------   ----------- --------------
Pharmacy network claims processed              32,951       20,206          63.08%      113,177        73,164        54.69%

Mail pharmacy claims filled                     2,159        1,034         108.80%        7,426         3,899        90.46%

Number of pharmacies in network                                                            52.4          50.2         4.38%

Pharmacy benefit covered lives                                                           22,900        12,600        80.95%

Drug spending                              $1,357,824     $727,890          86.54%   $4,495,088    $2,486,380        80.79%


                             SELECTED RATIO ANALYSIS

   Debt to EBITDA Ratio                      2.7 1
   Interest Coverage Ratio                   4.9 1
   Debt to Enterprise Value                13.8% 2
   Cash Value per Share                    $3.65 2
   Book Value per Share                    $7.42 2

1 Annualized utilizing financial information subsequent to the purchase of ValueRx on April 1, 1998, excluding the Corporate - restructuring expenses.
2    Based on financial information as of December 31, 1998.

                              EXPRESS SCRIPTS, INC.
                                  BALANCE SHEET
                                 (IN THOUSANDS)


                                                 DECEMBER 31,         DECEMBER 31,
                                                     1998                 1997
                                                ----------------     ---------------
Assets
      Current assets
         Cash and cash equivalents                     $122,589             $64,155
         Short term investments                                              57,938
                                                              -
         Receivables, net                               433,006             210,291
         Inventories                                     55,634              28,935
         Deferred taxes and prepaid expenses             45,678               2,649
                                                ----------------     ---------------
             Total current assets                       656,907             363,968
                                                ----------------     ---------------

      Property and equipment (net)                       77,499              26,821
      Goodwill (net)                                    305,163
                                                                                251
      Other assets                                       78,892              11,468

                                                ================     ===============
      Total assets                                   $1,118,461            $402,508
                                                ================     ===============

Liabilities and Stockholders' Equity
      Current liabilities
         Current portion long term debt                 $54,000                   $
                                                                                  -
         Claims payable
                                                        291,178             153,051
         Accounts payable                                60,247              17,979
         Accrued expenses                               156,871              26,876
                                                ----------------     ---------------
             Total current liabilities                  562,296             197,906

      Long term debt                                    306,000
                                                                                  -
      Other liabilities                                     471                 901
                                                ----------------     ---------------
      Total liabilities                                 868,767             198,807
                                                ----------------     ---------------

      Total stockholders' equity                        249,694             203,701

                                                ================     ===============
      Total liabilities and stockholders'            $1,118,461            $402,508
      equity
                                                ================     ===============
